                                                                    EXHIBIT 99.2

                          INDEPENDENT AUDITORS' REPORT

To the Stockholder of
GTI Telecom, Inc.

     We have audited the accompanying balance sheet of GTI Telecom, Inc. as of December 31, 1996 and the related statements of operations, changes in stockholder's deficit and cash flows for the year ended December 31, 1996 (all as restated, see note 2(a)). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of GTI Telecom, Inc. as of December 31, 1996, and the results of its operations and cash flows for the year then ended, in conformity with generally accepted accounting principles.

     The Company restated its 1996 financial statements as discussed in note
2(a).

     The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in note 3, the Company has suffered recurring losses from operations and has working capital and stockholder's deficits which raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ KPMG PEAT MARWICK LLP
Orlando, Florida
April 4, 1997, except as to note 15 which
is as of May 16, 1997 and note 2(a)
which is as of November 24, 1997

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Stockholders of
GTI Telecom, Inc.

     In our opinion, the accompanying balance sheets and the related statements of operations, of changes in stockholder's deficit and of cash flows present fairly, in all material respects, the financial position of GTI Telecom, Inc. (the "Company") at December 31, 1995 and 1994, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

     The Company restated its 1995 and 1994 financial statements as discussed in
Note 2(a).

     The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3, the Company has suffered recurring losses from operations and has a working capital deficit which raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Price Waterhouse LLP
Orlando, Florida
July 18, 1996, except as to Note 2(a)
which is as of November 24, 1997.

                               GTI TELECOM, INC.

                                 BALANCE SHEETS

                           DECEMBER 31, 1996 AND 1995

                                     ASSETS

                                                                      1996             1995
                                                                   (RESTATED)       (RESTATED)
Current assets:
  Cash........................................................    $    600,614     $  1,814,568
  Accounts receivable, net (note 4)...........................       1,602,180          851,959
  Inventories (note 5)........................................         733,838          690,648
  Note receivable from stockholder (note 12)..................       1,279,483          209,991
  Other current assets (notes 2 and 6)........................       1,773,928        1,587,922
  Prepaid expenses............................................          16,033               --
                                                                  ------------      -----------
     Total current assets.....................................       6,006,076        5,155,088
Property and equipment, net (note 7)..........................       1,829,159        1,533,203
Intangible assets (net of accumulated amortization of $318,000
  and $147,000 for 1996 and 1995, respectively)...............         202,423          203,981
Deposits......................................................          27,360           14,181
                                                                  ------------      -----------
                                                                  $  8,065,018     $  6,906,453
                                                                  ============      ===========
                    LIABILITIES AND STOCKHOLDER'S DEFICIT
Current liabilities:
  Accounts payable............................................       6,323,882        1,518,626
  Accrued expenses............................................       1,678,267        1,380,737
  Customer deposits...........................................       2,180,075        1,140,535
  Excise and sales taxes payable (note 8).....................       2,302,226          837,993
  Current portion of treasury stock repurchase debt and notes
     payable (note 9).........................................       1,319,688        1,291,719
  Current portion of capital leases payable (note 10).........         187,481           65,443
  Deferred revenue -- telecards (note 2)......................       7,151,141        8,122,931
                                                                  ------------      -----------
     Total current liabilities................................      21,142,760       14,357,984
  Treasury stock repurchase debt and notes payable (note 9)...         244,203        1,114,895
  Capital leases payable (note 10)............................         417,866          368,477
                                                                  ------------      -----------
     Total liabilities........................................      21,804,829       15,841,356
                                                                  ------------      -----------
Stockholder's deficit:
  Preferred stock, $.001 par value, 5,000,000 shares
     authorized, no shares issued and outstanding (note 14)...              --               --
  Common stock, $.001 par value, 10,000,000 shares authorized,
     1,000 issued.............................................               1                1
  Additional paid-in capital..................................          83,707           83,707
  Accumulated deficit (note 2)................................     (11,213,207)      (6,408,299)
  Treasury stock -- 500 common shares in treasury, at cost....      (2,610,312)      (2,610,312)
                                                                  ------------      -----------
     Total stockholder's deficit..............................     (13,739,811)      (8,934,903)
Commitments, contingencies and subsequent events (notes 8, 13,
  14 and 15)..................................................              --               --
                                                                  ------------      -----------
                                                                  $  8,065,018     $  6,906,453
                                                                  ============      ===========

                See accompanying notes to financial statements.

                               GTI TELECOM, INC.

                            STATEMENTS OF OPERATIONS

                  YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

                                                         1996            1995            1994
                                                      (RESTATED)      (RESTATED)      (RESTATED)
Net revenues......................................    $21,264,323     $ 8,064,864     $ 1,988,974
                                                      -----------     -----------      ----------
Operating expenses:
  Cost of revenues................................     18,294,789       6,218,159       2,115,181
  Selling, general and administrative expenses....      6,575,261       4,904,562       2,090,322
  Depreciation and amortization expense...........        773,727         278,735          72,874
                                                      -----------     -----------      ----------
     Total operating expenses.....................     25,643,777      11,401,456       4,278,377
                                                      -----------     -----------      ----------
     Loss from operations.........................     (4,379,454)     (3,336,592)     (2,289,403)
                                                      -----------     -----------      ----------
Other income (expenses):
  Other income....................................        133,908           1,870              --
  Interest expense, net...........................       (559,362)       (143,057)        (34,031)
                                                      -----------     -----------      ----------
                                                         (425,454)       (141,187)        (34,031)
                                                      -----------     -----------      ----------
     Net loss before income taxes.................     (4,804,908)     (3,477,779)     (2,323,434)
Income taxes......................................             --              --              --
                                                      -----------     -----------      ----------
     Net loss.....................................    $(4,804,908)    $(3,477,779)    $(2,323,434)
                                                      ===========     ===========      ==========
Net Loss per common share (unaudited).............    $ (9,609.82)    $ (3,847.10)    $ (2,323.43)
                                                      ===========     ===========      ==========
Weighted average number of shares outstanding
  (unaudited).....................................            500             904           1,000
                                                      ===========     ===========      ==========

                See accompanying notes to financial statements.

                               GTI TELECOM, INC.

                      STATEMENTS OF STOCKHOLDER'S DEFICIT

                  YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994
                           (ALL AS RESTATED, NOTE 2)

                                      SERIES A
                                      PREFERRED                                                         TOTAL
                                   STOCK (NOTE 14)            ADDITIONAL ACCUMULATED                 STOCKHOLDER'S
                                   ---------------   COMMON   PAID-IN     DEFICIT       TREASURY       DEFICIT
                                   SHARES   AMOUNT   STOCK    CAPITAL    (RESTATED)       STOCK       (RESTATED)
Balance at December 31, 1993......   --      $ --     $ 10    $83,698   $   (607,086)  $        --   $   (523,378)
Adjustment of par value of common
  stock from $.01 to $.001........   --        --       (9)         9             --            --             --
Net loss..........................   --        --       --         --     (2,323,434)           --     (2,323,434)
                                    ---      ----     ----    -------    -----------   -----------   ------------
Balance at December 31, 1994......   --        --        1     83,707     (2,930,520)           --     (2,846,812)
Purchase of treasury stock........   --        --       --         --             --    (2,610,312)    (2,610,312)
Net loss..........................   --        --       --         --     (3,477,779)           --     (3,477,779)
                                    ---      ----     ----    -------    -----------   -----------   ------------
Balance at December 31, 1995......   --        --        1     83,707     (6,408,299)   (2,610,312)    (8,934,903)
Net loss..........................   --        --       --         --     (4,804,908)           --     (4,804,908)
                                    ---      ----     ----    -------    -----------   -----------   ------------
Balance at December 31, 1996......   --      $ --     $  1    $83,707   $(11,213,207)  $(2,610,312)  $(13,739,811)
                                    ===      ====     ====    =======    ===========   ===========   ============

                See accompanying notes to financial statements.

                               GTI TELECOM, INC.

                            STATEMENTS OF CASH FLOWS
                  YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

                                                                   1996            1995            1994
                                                                (RESTATED)      (RESTATED)      (RESTATED)
Cash flows from operating activities:
  Net loss (note 2), as restated..............................  $(4,804,908)    $(3,477,779)    $(2,323,434)
  Adjustments to reconcile net loss to cash provided by
    operating activities:
  Depreciation and amortization...............................      773,727         278,735          72,874
  Increase (decrease) in cash caused by changes in operating assets and liabilities:
    Accounts receivable.......................................     (750,221)       (508,047)       (202,775)
    Inventories...............................................      (43,190)       (342,862)       (303,588)
    Other current assets (note 2), as restated................     (186,006)     (1,322,144)       (223,398)
    Prepaid expenses..........................................      (16,033)         26,199         (23,272)
    Intangible assets.........................................     (169,298)       (100,387)       (103,594)
    Deposits..................................................      (13,179)          9,176         (23,357)
    Accounts payable..........................................    4,805,256         892,682         426,786
    Accrued expenses..........................................      297,530         760,321         573,318
    Customer deposits.........................................    1,039,540       1,110,342          30,193
    Excise and sales taxes payable............................    1,464,233         607,390         213,536
    Deferred distribution agreement...........................           --              --        (200,000)
    Deferred revenue -- telecards (note 2), as restated.......     (971,790)      5,124,474       2,599,328
                                                                -----------     -----------      ----------
      Cash provided by operating activities...................    1,425,661       3,058,100         512,617
                                                                -----------     -----------      ----------
Cash flows used in investing activities:
  Acquisition of property and equipment.......................     (595,682)     (1,371,406)       (256,152)
  Proceeds from equipment sale leaseback......................           --         414,744              --
                                                                -----------     -----------      ----------
    Cash used in investing activities.........................     (595,682)       (956,662)       (256,152)
                                                                -----------     -----------      ----------
Cash used in financing activities:
  Principal payments for treasury stock repurchase debt.......     (831,342)       (403,698)             --
  Principal payments on notes payable.........................      (28,381)             --              --
  Proceeds from notes payable.................................           --          50,000          50,000
  Collection of stockholder notes receivable..................      220,000          20,000              --
  Advances to stockholder under notes receivable..............   (1,289,492)       (202,949)        (64,396)
  Principal payments for capital leases.......................     (114,718)         (8,166)             --
                                                                -----------     -----------      ----------
    Cash used in financing activities.........................   (2,043,933)       (544,813)        (14,396)
                                                                -----------     -----------      ----------
    (Decrease) increase in cash...............................   (1,213,954)      1,556,625         242,069
Cash at beginning of year.....................................    1,814,568         257,943          15,874
                                                                -----------     -----------      ----------
Cash at end of year...........................................  $   600,614     $ 1,814,568     $   257,943
                                                                ===========     ===========      ==========
Supplemental disclosure of cash flow information:
  Cash paid during the period for interest....................  $   287,756     $   143,100     $    32,500
                                                                ===========     ===========      ==========

     Supplemental disclosures of noncash
financing activities:

     Capital lease obligations of $286,145
were incurred when the Company entered into leases for computer equipment during the year ended December 31, 1996.

     A note payable of $17,000 was incurred
when the Company entered into a financing arrangement for an automobile during the year ended December 31, 1996.

                See accompanying notes to financial statements.

                               GTI TELECOM, INC.

                         NOTES TO FINANCIAL STATEMENTS

                        DECEMBER 31, 1996, 1995 AND 1994

 1. NATURE OF BUSINESS

     GTI Telecom, Inc. ("GTI" or the "Company") was incorporated on February 15, 1993 in the state of Florida. GTI is a fully integrated telecommunications company that develops, implements and supports specialized communication applications for business and individual use.

     GTI provides domestic and switch service for intrastate, interstate and international telephone calls and is an international carrier licensed by the Federal Communications Commission ("F.C.C."). The primary product line of GTI is telecards; which are prepaid calling cards that can be used for either domestic or international telephone calls.

 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     (a) ACCOUNTS RECEIVABLE, REVENUE RECOGNITION AND RESTATEMENT

     The Company sells its product in two distinct markets, retail and promotional. Retail telecard sales are ultimately sold to the end user, while promotional telecards are given to the end user to promote the buyer's product or service. Accounts receivable relate to the sale of telecards to retail and promotional customers. Deferred revenues are established at the time the telecards are sold. Revenue is then recognized upon the utilization of minutes by the end user or upon expiration. For telecards which had no printed expiration date, revenue for unused minutes is recognized when telecards have been in circulation for greater than twelve months.

     From inception, the Company's management estimated the portion of calling time which would not be used by the customer ("breakage") and recognized this breakage as revenue for both retail (in 1995 and 1994) and promotional programs (in 1996, 1995 and 1994). In November 1997, in consultation with the Securities and Exchange Commission staff, the Company modified its revenue recognition policy such that revenue is recognized as described in the preceding paragraph.

     As a result, the Company has restated its financial statements and the impact on the Company's previously issued financial results for each of the years ended December 31, 1996, 1995 and 1994 is summarized below:

                            1996          1996          1995          1995          1994          1994
                         AS REPORTED   AS RESTATED   AS REPORTED   AS RESTATED   AS REPORTED   AS RESTATED
                         -----------   -----------   -----------   -----------   -----------   -----------
Net revenues...........  $21,168,508    21,264,323     8,771,398     8,064,864     2,627,107     1,988,974
Cost of revenues.......   18,226,855    18,294,789     6,320,806     6,218,159     2,148,781     2,115,181
Loss from operations...   (4,407,269)   (4,379,454)   (2,732,705)   (3,336,592)   (1,684,870)   (2,289,403)
Net loss...............   (4,832,723)   (4,804,908)   (2,873,892)   (3,477,779)   (1,718,901)   (2,323,434)
Net loss per common
  share (unaudited)....    (9,665.45)    (9,609.82)    (3,179.08)    (3,847.10)    (1,718.90)    (2,323.43)

     The accumulated deficit as of December 31, 1993 was increased by $144,474 to reflect this change in accounting policy.

     (b) INVENTORIES

     Inventories consist of telecards and supplies held primarily for sale and are stated at the lower of cost or market on a first-in, first-out basis. Cost has been determined using the average cost method.

     (c) OTHER CURRENT ASSETS

     Other current assets consist primarily of prepaid telecard and commission expense and prepaid royalties.

                               GTI TELECOM, INC.

                        DECEMBER 31, 1996, 1995 AND 1994

     GTI defers the recognition of production costs of telecards and commission expense for telecards sold and recognizes the expense as the related revenue is recognized.

     Royalty costs relate to agreements entered into by GTI to reproduce images on GTI telecards for a one, two or three year period. The costs are deferred and recognized as expense in conjunction with the recognition of revenues.

     (d) PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost. Additions, improvements and expenditures that significantly extend the useful life of an asset are capitalized. Expenditures for repair and maintenance are charged to operations as incurred.

     The Company provides for depreciation and amortization of property, equipment and leasehold improvements over their estimated useful lives as follows:

                                  DESCRIPTION                          USEFUL LIVES
            Communications and distribution equipment..............        5 years
            Office equipment.......................................        5 years
            Furniture and fixtures.................................      1-5 years
            Automobiles............................................        5 years

     Leasehold improvements expenses are amortized over the shorter of the useful life of the asset on the term of the lease.

     (e) INTANGIBLE ASSETS

     GTI capitalizes expenditures for state licenses and registrations, trademarks and telecard design artwork. The costs are amortized over the estimated useful lives of the assets which range from one to five years for the state licenses, registrations and trademarks. Telecard design artwork is amortized over two years which approximates the telecard production and distribution period.

     (f) INCOME TAXES

     GTI follows Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," which requires an asset and liability approach for financial accounting and reporting on income taxes. The asset and liability approach requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax basis of assets and liabilities. Recognition of a deferred tax asset is allowed if future realization is more likely than not. As discussed more fully in note 6, GTI has established a full valuation allowance against its deferred tax asset associated with its tax carryforward benefits.

     (g) ADVERTISING

     The Company expenses costs of advertising as incurred. Advertising costs for the years ended December 31, 1996, 1995 and 1994 amounted to approximately $1,190,000, $61,000 and $95,000, respectively.

     (h) USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the

                               GTI TELECOM, INC.

                        DECEMBER 31, 1996, 1995 AND 1994

reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     The Company's financial statements reflect the Company earning certain volume discounts with their sole supplier of long distance phone service due to their level of purchases. However, as further described in note 14, the Company has financed these purchases with the supplier and in the event that the Company does not meet its payment commitments under the terms of the financing agreement, the supplier can retroactively revoke the volume discount. Management believes it can meet its commitments under the financing agreement.

     (i) FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying amount of cash, accounts and notes receivable, accounts and notes payable approximates fair value because of the short maturity of those instruments.

     (j) RECLASSIFICATIONS

     Certain amounts in the 1995 and 1994 financial statements and notes have been reclassified to conform with the 1996 presentation.

 3. OPERATING PLANS

     GTI has incurred significant operating losses since inception resulting in working capital and stockholder's deficits as of December 31, 1996, 1995 and 1994, which raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that may result from the outcome of this uncertainty. Management believes that expansion of the distribution of telecards and the introduction of new products will result in increased revenues, both domestic and international, which, when coupled with the Company seeking and obtaining additional financing will provide sufficient liquidity for GTI to continue as a going concern.

 4. ACCOUNTS RECEIVABLE AND CONCENTRATION OF RISK

     Receivables at December 31, 1996 and 1995 consisted of the following:

                                                                 1996          1995
        Trade...............................................  $1,227,098     $ 833,208
        Other...............................................     465,082       162,751
        Allowance for doubtful accounts.....................     (90,000)     (144,000)
                                                              ----------     ---------
                                                              $1,602,180     $ 851,959
                                                              ==========     =========

     The Company grants credit for sales to customers located throughout the United States. Two retail companies have been extended credit at December 31, 1996 amounting to 81% of total trade receivables. These two retail companies accounted for approximately 46% of the Company's sales during the year ended December 31, 1996. Two retail companies and one automobile rental company had been extended credit at December 31, 1995 amounting to 69% of total trade receivables. These two retail companies and one automobile rental company accounted for approximately 33% of the Company's sales during the year ended December 31, 1995.

     Currently the Company utilizes one supplier of long distance telephone service. While the Company believes that there are alternate suppliers, there is no guarantee that the Company will be able to secure the same rates as currently contracted in the event the relationship with the supplier is terminated. Recorded amounts due to this supplier totaled approximately $7,481,000 at December 31, 1996. The Company has

                               GTI TELECOM, INC.

                        DECEMBER 31, 1996, 1995 AND 1994

granted this supplier a security interest in all assets of the Company. As further described in note 14, the Company financed certain amounts due to this supplier subsequent to December 31, 1996.

 5. INVENTORIES

     Inventories consist of the following components as of December 31:

                                                                 1996           1995
        Raw materials.......................................  $  194,465     $   14,040
        Work-in-process.....................................     344,732        390,684
        Finished goods......................................     194,641        285,924
                                                              ----------     ----------
                  Total inventories.........................  $  733,838     $  690,648
                                                              ==========     ==========

 6. OTHER CURRENT ASSETS

     Other current assets consist of the following at December 31:

                                                                                1995
                                                                 1996        (RESTATED)
                                                              (RESTATED)
        Telecards distributed...............................  $1,014,777     $  816,280
        Sales commissions...................................     610,638        592,660
        Royalties...........................................     148,513        178,982
                                                              ----------     ----------
                                                              $1,773,928     $1,587,922
                                                              ==========     ==========

 7. PROPERTY AND EQUIPMENT, NET

     Property and equipment, net consists of the following at December 31:

                                                                 1996           1995
        Communications and distribution equipment...........  $1,414,134     $  969,548
        Office equipment....................................     819,441        578,748
        Furniture and fixtures..............................     287,799        155,005
        Leasehold improvements..............................     117,102        102,306
        Automobile..........................................      65,958             --
                                                              ----------     ----------
                                                               2,704,434      1,805,607
        Less: accumulated depreciation......................    (875,275)      (272,404)
                                                              ----------     ----------
                                                              $1,829,159     $1,533,203
                                                              ==========     ==========

 8. EXCISE AND SALES TAXES PAYABLE

     GTI has recorded excise and sales taxes payable and accrued interest totaling $2,302,226 and $837,993 as of December 31, 1996 and 1995, respectively, for state, local and federal excise taxes. State and local jurisdictions in which GTI operates have not been contacted to determine amounts owed based on GTI's calculations for those jurisdictions. Federal excise taxes were first remitted in February 1997 as part of a voluntary disclosure. The Company has not yet been advised as to whether penalties and additional interest, if any, will be assessed relating to these taxes. Management is in the process of reviewing GTI's tax collection, remittance and compliance policies and procedures. Depending on the ultimate resolution of these matters, it is reasonably possible that the amount of this reserve could require adjustment in the near term.

                               GTI TELECOM, INC.

                        DECEMBER 31, 1996, 1995 AND 1994

 9. LONG-TERM DEBT

     Long-term debt consists of the following at December 31:

                                                               1996            1995
        Promissory note for treasury stock repurchase,
          including imputed interest of 10.75%............  $ 1,375,272     $ 2,206,614
        Promissory note payable; interest at 13.5% per
          annum, payable quarterly, commencing March 31,
          1996; principal balance due March 31, 1997......      175,000         200,000
        Promissory note payable; interest rate of 9.25%,
          payable in monthly installments of $542
          including principal and interest, maturing in
          April 1999; collateralized by a vehicle.........       13,619              --
                                                             ----------      ----------
                                                              1,563,891       2,406,614
        Less current portion..............................   (1,319,688)     (1,291,719)
                                                             ----------      ----------
                                                            $   244,203     $ 1,114,895
                                                             ==========      ==========

     In October 1995, an agreement was entered into between GTI and a stockholder of GTI to repurchase all of the stockholder's stock for $3 million. GTI paid $250,000 upon the execution of the agreement and issued a noninterest bearing note payable for $2,750,000. Interest has been imputed at 10.75%. The note payments are payable in the following installments commencing in December 1995: $250,000 quarterly through June 30, 1996; $500,000 semi-annually from September 30, 1996 through June 30, 1997; and $500,000 on December 31, 1997. The
note is secured by the redeemed shares of stock. In 1995 and 1994, this former stockholder served as a GTI officer and received compensation totaling approximately $135,000 and $68,000, respectively. The compensation expense is included in selling, general and administrative expenses.

     GTI obtained a $100,000 loan for working capital in 1993 and an additional $50,000 in 1995 and 1994. The loans bear interest at 13.5%, requires quarterly interest payments and the principal balance is due on March 31, 1997. The working capital loans were obtained from an individual who was a stockholder in a related entity which was dissolved.

     Aggregate future annual principal payments on long-term debt for years ending subsequent to December 31, 1996 are summarized as follows:

                            YEAR ENDING DECEMBER 31,
                            1997.............................  $1,319,688
                            1998.............................     242,065
                            1999.............................       2,138
                                                               ----------
                                                               $1,563,891
                                                               ==========

10. LEASES

     The Company is obligated under various capital leases for certain communications, computer and office equipment which expire over the next four years. At December 31, 1996, the gross amount of property and equipment and related accumulated amortization recorded under capital leases was $701,915 and $135,384, respectively.

     During 1995, GTI entered into an agreement for the sale and leaseback of certain communications and distribution equipment under a capital lease. The book value and accumulated depreciation of approximately $430,000 and $54,000 were removed from the accounts and the equipment was recorded at the sale price of

                               GTI TELECOM, INC.

                        DECEMBER 31, 1996, 1995 AND 1994

approximately $404,000. The deferred gain approximating $28,000 is netted against capital leases payable and will be recognized over the lease term as other income. Payments under the lease approximate $155,000 annually, commencing January 1996.

     The Company also has several noncancelable operating leases, primarily for office and warehouse space that expire over the next two years. Rental expense for operating leases during 1996, 1995 and 1994 was approximately $405,000, $163,000 and $94,000, respectively.

     Future minimum lease payments under noncancelable operating leases (with initial or remaining lease terms in excess of one year) and future minimum capital lease payments as of December 31, 1996 are:

                            YEAR ENDING                        CAPITAL       OPERATING
                            DECEMBER 31,                        LEASES        LEASES
        ----------------------------------------------------
             1997...........................................   $252,952      $293,340
             1998...........................................    240,807        52,873
             1999...........................................    216,975            --
             2000...........................................     23,621            --
                                                               --------      --------
               Total minimum lease payments.................    734,355      $346,213
                                                                             ========
             Less amount representing interest..............    129,008
                                                               --------
               Present value of net minimum capital lease
                  payments..................................    605,347
             Less current installments of obligations under
               capital leases...............................    187,481
                                                               --------
               Obligations under capital leases, excluding
                  current installments......................   $417,866
                                                               ========

11. INCOME TAXES

     As of December 31, 1996, GTI had a net operating loss carryforward available to reduce future income of approximately $8,000,000. The tax net operating loss carryforwards begin expiring in the year 2008.

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and amounts used for income tax purposes.

     Significant components of the Company's deferred income tax assets and liability are as follows:

                                                                   DECEMBER 31,
                                                            ---------------------------
                                                               1996            1995
                                                            (RESTATED)      (RESTATED)
        Gross deferred tax assets:
          Net operating loss carryforward.................  $ 3,253,541     $ 1,925,514
          Excise and sales tax provision..................      885,143         315,337
          Bad debt provision..............................       33,867          54,311
          Other...........................................       23,304          33,897
                                                             ----------     -----------
                                                              4,195,855       2,329,059
                                                             ----------     -----------
        Gross deferred tax liability:
          Depreciation....................................      (77,495)        (81,303)
                                                             ----------     -----------
             Net deferred tax assets before valuation
               allowance..................................    4,118,860       2,247,256
          Valuation allowance.............................   (4,118,860)     (2,247,756)
                                                             ----------     -----------
             Net deferred tax asset.......................  $        --     $        --
                                                             ==========     ===========

                               GTI TELECOM, INC.

                        DECEMBER 31, 1996, 1995 AND 1994

     As of December 31, 1996 and 1995, a valuation allowance was recorded to fully offset the net deferred tax asset.

     The valuation allowance for deferred tax assets was increased $1,871,104 during the year ended December 31, 1996, relating primarily to the generation of the 1996 net operating loss carryforward.

     The difference between the "expected" tax benefit (computed by applying the federal corporate income tax rate of 34% to the net loss before income taxes) and the actual tax benefit is due to limitations on the benefit for the net operating losses recognized and the effect of the valuation allowance.

12. RELATED PARTY TRANSACTIONS

     During 1996 and 1995, GTI entered into note receivable agreements with the remaining stockholder of GTI. At December 31, 1996 and 1995, the notes receivable balances were $1,279,483 and $209,991, respectively. The 1996 note is due upon demand and the 1995 note was repaid during 1996. The notes earn interest at 7% per annum for 1996 and 1995, respectively. The balances are recorded as notes receivable from stockholder in the accompanying balance sheets.

     In January 1996, the remaining stockholder formed Tuscany, Inc., a Delaware Corporation. Tuscany, Inc. owns and operates charter aircraft. At December 31, 1996 and 1995, GTI advanced approximately $259,000 and $50,000, respectively to Tuscany, Inc. These advances are recorded as accounts receivable. During 1996, Tuscany, Inc. provided the Company with approximately $159,900 of charter aircraft services.

     In January 1996, the remaining stockholder purchased Wicks Printing. As of December 31, 1996, the Company advanced approximately $8,200 to Wicks Printing. During 1996, Wicks Printing provided printing services of approximately $703,000 for the production of prepaid telecards for the Company.

13. COMMITMENTS AND CONTINGENCIES

  Commission Agreements

     GTI entered into several agreements to produce telecards with selected designs or logos. GTI provides the company, which owns the design and logo rights, a commission based on the quantity of telecards sold. Certain agreements include commitments to provide a guaranteed minimum commission or cooperative advertising costs. In accordance with the contract terms, GTI records the greater of the liability for cards sold or the guaranteed minimum. As of December 31, 1996, commitments through December 31, 1998 total approximately $220,000.

  Distribution Agreement

     On October 22, 1993, the Company entered into a three-year exclusive agreement for the distribution of telecards in Brazil. The Company sold telecards to the distributor at suggested retail prices less a stated discount percentage. The agreement terminated in 1994 and in conjunction with settlement of the agreement, the Company recognized revenue of $200,000.

  Litigation

     GTI is involved in litigation for which counsel has been retained. In the opinion of management, the pending matters will not result in a material adverse effect upon the financial condition or results of operations of GTI.

                               GTI TELECOM, INC.

                        DECEMBER 31, 1996, 1995 AND 1994

14. SUBSEQUENT EVENTS

  Series A Convertible Exchangeable Preferred Stock

     In February 1997, the Company issued 3,500 shares of Series A convertible preferred stock for $3.5 million. The preferred stock is convertible into common stock based upon a conversion price, as defined (initial conversion price is $43,000 per share), and has a liquidation preference of $1,000 per share and certain voting rights. On or after July 20, 1997 and before August 20, 1997, the holder of the preferred stock may exchange all preferred stock for telecard inventory having an aggregate card value equal to the liquidation preference plus an amount equal to any accrued interest and unpaid dividends, if any.

  Worldcom Financing Agreement

     On January 30, 1997, the Company entered into an agreement with its sole long distance supplier, Worldcom Network Services, Inc. ("Worldcom"), to finance a portion of its indebtedness to Worldcom totaling approximately $6.0 million which is included in accounts payable and accrued expenses in the accompanying December 31, 1996 balance sheet. As part of the agreement, the Company agreed to pay monthly installments of $500,000 commencing February 25, 1997 with the final balance due on January 25, 1998. The note bears interest at 16% per annum and includes certain restrictive debt covenants as well as a lock box arrangement for cash collections of the Company. As of the date of this report, the Company was in violation of certain debt covenants. The agreement also reinstates certain volume discounts and forgives related finance charges related to these amounts contingent upon the Company's payment of all amounts due in accordance with the note agreement.

  Sales Commitment

     Subsequent to December 31, 1996, the Company entered into an agreement to be the exclusive supplier of prepaid phone cards to a major retailer. As part of the supply agreement, the Company is required to support the retailer's marketing and promotion expense with payments totaling approximately 16% of the retailer's phone card purchase commitment over the two year term of the contract.

15. MERGER NEGOTIATIONS

     As of May 16, 1997, the Company was in the process of negotiating an agreement to merge into another entity.

16. SALE OF COMPANY TO SMARTALK TELESERVICES, INC. (UNAUDITED)

     On May 31, 1997, the Company entered into a merger agreement (the "Merger") with SmarTalk Teleservices, Inc. (SmarTalk) in which SmarTalk acquired all outstanding common stock of the Company in a tax-free, stock-for-stock merger transaction. Under the terms of the Merger, the GTI Telecom common stockholder received 2,580,000 shares of SmarTalk common stock, which had an approximate value of $35,000,000.